Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8
Registration Statement
Under The Securities Act of 1933
________________

Groupe CGI Inc./CGI Group Inc.
(Exact name of registrant as specified in its charter)

Share Option Plan for Employees, Officers, Directors
and Consultants of CGI Group Inc., its Subsidiaries and its Associates
(Full title of the plan)

Québec, Canada	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
CGI Group Inc. 1130 Sherbrooke Street West 7th Floor Montréal, Québec Canada H3A 2M8 (514) 841-3200
(Address and telephone number of registrant's principal executive offices)
CGI Technologies and Solutions Inc. 4050 Legato Road Fairfax, Virginia 22033 Attn: Joe Figini (703) 267-8679
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be Registered(1)	Proposed Maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Subordinate Voting Shares	11,881,753 shares	$11.03	$130,996,326.83	$4,021.59

(1)
The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of determining the registration fee. The fee is calculated upon the basis of the average between the high and low sales prices for shares of the Registrant's Class A Subordinate Voting Shares, as reported on the New York Stock Exchange on September 14, 2007.

EXPLANATORY NOTE

CGI Group Inc. (the "Registrant"), files this Registration Statement pursuant to Instruction E of Form S-8 and incorporates by reference the contents of the previous registration statements filed by the Registrant on Form S-8 (Registration Nos. 333-13350, 333-74932 and 333-112021). The current registration of 11,881,753 shares of the Registrant's Class A Subordinate Voting Shares, without par value, will increase the number of shares registered for issuance under the Share Option Plan for Employees, Officers, Directors and Consultants of CGI Group Inc., its Subsidiaries and its Associates from 37,685,474 shares to 49,567,227 shares.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 8. EXHIBITS.

4.1	Share Option Plan for Employees, Officers, Directors and Consultants of CGI Group Inc., its Subsidiaries and its Associates, as amended
5.1	Opinion of McCarthy Tétrault LLP re legality of the Class A Subordinate Voting Shares.
23.1	Consent of McCarthy Tétrault LLP (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP, Independent Registered Chartered Accountants.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Québec, Canada, on September 19, 2007.

CGI GROUP INC. (Registrant)
By:	/s/ Michael E. Roach Michael E. Roach
Its:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ R. David Anderson R. David Anderson	Executive Vice President and Chief Financial Officer (principal financial officer)	September 19, 2007

/s/ François Boulanger François Boulanger	Vice President and Corporate Controller (principal accounting officer)	September 19, 2007

/s/ Jean Brassard Jean Brassard	Director	September 19, 2007

/s/ Claude Boivin Claude Boivin	Director	September 19, 2007

/s/ Claude Chamberland Claude Chamberland	Director	September 19, 2007

/s/ Robert Chevrier Robert Chevrier	Director	September 19, 2007

/s/ Thomas P. d’Aquino Thomas P. d’Aquino	Director	September 19, 2007

/s/ Paule Doré Paule Doré	Director	September 19, 2007

/s/ Serge Godin Serge Godin	Founder and Executive Chairman of the Board and Director	September 19, 2007

/s/ André Imbeau André Imbeau	Founder, Executive Vice-Chairman of the Board and Corporate Secretary and Director	September 19, 2007

/s/ David L. Johnston David L. Johnston	Director	September 19, 2007

/s/ Eileen A. Mercier Eileen A. Mercier	Director	September 19, 2007

/s/ Michael E. Roach Michael E. Roach	President and Chief Executive Officer and Director	September 19, 2007

/s/ C. Wesley M. Scott C. Wesley M. Scott	Director	September 19, 2007

/s/ Gerald T. Squire Gerald T. Squire	Director	September 19, 2007

/s/ Robert Tessier Robert Tessier	Director	September 19, 2007

Authorized Representative

CGI Technologies and Solutions Inc. (Authorized Representative)

By: /s/ David G. Masse David G. Masse Corporate Secretary

Dated: September 19, 2007

INDEX OF EXHIBITS

4.1	Share Option Plan for Employees, Officers, Directors and Consultants of CGI Group Inc., its Subsidiaries and its Associates, as amended.
5.1	Opinion of McCarthy Tétrault LLP re legality of the Class A Subordinate Voting Shares.
23.1	Consent of McCarthy Tétrault LLP (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP, Independent Registered Chartered Accountants.